SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549





                                 FORM 8-K




                              CURRENT REPORT
               PURSUANT TO SECTION 13 OR 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)         February 25, 1998


                               USA DETERGENTS, INC.
            (Exact Name of Registrant as Specified in its Charter)


       Delaware                     0-26568                  11-2935430
(State or Other Jurisdiction      (Commission            (IRS Employer
     of Incorporation)             File Number)         Identification No.)


1735 Jersey Avenue
North Brunswick, New Jersey                                        08902

(Address of Principal Executive Offices)                         (Zip Code)



Registrant's telephone number, including area code:       (732) 828-1800




                                    Not Applicable
        (Former Name or Former Address, if Changed Since Last Report)

Item 5.   OTHER EVENTS

     On February 26, 1998, USA Detergents, Inc. issued the press release filed herewith as Exhibit 1.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     C. EXHIBITS

          1.   Press Release of USA Detergents, Inc., dated February 26, 1998.

                                                      SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      USA DETERGENTS, INC.

Date: March 5, 1998                   By: /S/Richard D. Coslow

                                    Name:    Richard D. Coslow
                                   Title:    Senior Vice President and
                                             Chief Financial Officer

                                                        Exhibit 1

(BW) (USA -- DETERGENTS) (USAD) USA Detergents Announces Extension of PNC Indebtedness to 1999

 NORTH BRUNSWICK, N.J. -- (BUSINESS WIRE) -- February 26, 1998 --

Company Also Announces Up to $9 Million in Loans from Shareholders;
          Resignation of President & COO, Giulio Perillo


     USA Detergents, Inc. (Nasdaq: USAD) announced today that it has entered into an Amended and Restated Loan and Security Agreement with PNC Bank ("PNC"), pursuant to which PNC has agreed to waive any existing defaults and release any rights or remedies available to it under the prior financing agreements with the Company. Under the amended agreement, the Company made a principal payment of $5 million and granted PNC a security interest in certain additional collateral. The balance of the principal indebtedness, approximately $35 million, has been extended to January 4, 1999 and bears interest at rates which may range from prime plus .25% to prime plus 2%. Of the $5 million paid to PNC, $4 million was loaned to the Company by an entity owned by certain USA Detergent's shareholders at a rate of 9.5% per annum, and is due in August 1999. These shareholders also personally guaranteed the repayment of up to an additional $5 million of the indebtedness owed to PNC.

     In connection with the transaction, PNC received warrants to purchase between approximately 140,000 and 700,000 shares of the Company's common stock, depending on the repayment date of the remaining indebtedness (140,000 shares if paid in full by September 30, 1998). In conjunction with the issuance of these warrants, the Company will recognize, in 1998, a charge anticipated to be approximately $500,000. The shareholders who funded $4 million of the $5 million payment and guaranteed the repayment of an additional $5 million may also receive warrants or other consideration in connection with the transaction.

     "USA Detergents is pleased to have entered into the agreement with PNC which extends the maturity date for the indebtedness to January 1999," said Uri Evan, Chairman and CEO. "This allows the Company the appropriate time, without significant time pressures, to complete its planned refinancing of the indebtedness."

     Separately, USA Detergents announced that the Company's President & Chief Operating Officer, Giulio Perillo, has resigned for personal reasons. Uri Evan, Chairman & Chief Executive Officer of USA Detergents, will assume the additional position of President on an interim basis.

     "The Company appreciates the contribution Mr. Perillo made over the past months as part of our turnaround team," added Evan. "The progress we have made is part of a combined effort which spanned virtually every department within the Company and has led to improvements in distribution, manufacturing, and operations. The management team has dedicated itself to continue to carry out its program of reducing costs, improving efficiencies and providing the best possible service to our customers."

     USA Detergents, Inc. is a leading manufacturer and marketer of quality nationally distributed value brand laundry and household cleaning products. The Company sells its products to retailers throughout the United States, including mass merchandisers, supermarkets, variety and dollar stores, drug stores and small grocery stores.

     This press release and other documents filed by the Company with the Securities and Exchange Commission (the "SEC") contain certain forward-looking statements with respect to the prospective financing arrangement and the business of the Company. These forward-looking statements are subject to certain risks and uncertainties, including those mentioned in the press release and those set forth below, which may cause actual results to differ significantly from these forward-looking statements. Among the factors that could cause actual results to differ are the following: competition from other suppliers of laundry and household cleaning products; changes in consumer preferences and spending habits; the inability to successfully manage growth; seasonality; the ability to introduce and the timing of the introduction of new products; the inability to obtain adequate supplies or materials at acceptable prices; the inability to reduce expenses to a level commensurate with revenues; and the inability to negotiate acceptable credit terms with current or prospective lenders. As a result of these and other factors, the Company may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect its business, financial condition, operating results, and stock price. An investment in the Company involves various risks, including those mentioned above and those which are detailed from time to time in the Company's SEC filings.

                                              CONTACT:  THE MWW GROUP
                                     Public Relations - Tel. (201) 507-9500
                               Contact:
                              Investor:  Leon Berman (lberman@mww.com)
                                 Media:  Rich Tauberman (rtauberm@mww.com)